SECOND SUPPLEMENTAL INDENTURE

        SECOND SUPPLEMENTAL INDENTURE, dated as of July 6, 2004, to the Indenture, dated as of April 1, 1998, as supplemented by a First Supplemental Indenture, dated as of July 7, 2000, between ArvinMeritor, Inc., an Indiana corporation (“ArvinMeritor”) (successor to Meritor Automotive, Inc.) having its principal office at 2135 West Maple Road, Troy, Michigan 48084-7186, and BNY Midwest Trust Company (successor to The Chase Manhattan Bank), an Illinois trust company, as trustee (the “Trustee”), having its corporate trust office at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602 (the “Indenture”). All capitalized terms not defined herein are used herein as defined in the Indenture.

        WHEREAS, on February 24, 1999, ArvinMeritor issued $500,000,000 aggregate principal amount of its 6.80% Notes due February 15, 2009; on February 26, 2002, ArvinMeritor issued $400,000,000 aggregate principal amount if its 8 ¾% Notes due March 1, 2012; and on July 1, 2002, ArvinMeritor issued $200,000,000 aggregate principal amount of its 6 5/8% Notes due June 15, 2007, in each case under the Indenture (collectively, the “Notes”), and the Notes are outstanding on the date hereof; and

        WHEREAS, ArvinMeritor has agreed to provide to certain banks, in connection with revolving credit arrangements, guarantees by certain of its operating subsidiaries of its borrowings under such arrangements (“Upstream Guarantees”); and

        WHEREAS, ArvinMeritor desires to provide Upstream Guarantees, on the same terms as those provided to such banks, for the benefit of the holders of the Notes; and

        WHEREAS, Section 9.01 of the Indenture provides that, without the consent of the Holders of any Securities, ArvinMeritor may enter into one or more indentures supplemental to the Indenture for the purpose of making any change that does not adversely affect the rights of any Securityholder;

        NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

        1.      Pursuant to Section 9.01 of the Indenture, ArvinMeritor and the Trustee hereby supplement the Indenture to incorporate the terms of the Guaranty dated as of July 6, 2004 and executed by Meritor Heavy Vehicle Systems LLC, ArvinMeritor OE, LLC, Purolator Products Company and Purolator Products NA, Inc., each a subsidiary of ArvinMeritor, in favor of the Trustee for the ratable benefit of the holders of the Notes (the “Guaranty”), a copy of which is attached hereto.

        2.      The Guaranty may be amended or supplemented to include additional subsidiaries of ArvinMeritor that become Material Domestic Subsidiaries, as defined therein, during the term of the Guaranty, and the terms of any such amendment or supplement shall be deemed to be incorporated herein.

        3.      The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The recitals and statements herein are deemed to be those of ArvinMeritor and not of the Trustee.

        IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

ARVINMERITOR, INC.

By:/s/ Brian P. Casey
Title: Vice President and Treasurer

Attest:

/s/ Bonnie Wilkinson
Title: Vice President and Secretary

BNY MIDWEST TRUST COMPANY, as Trustee

By: /s/ Roxane Ellwanger
Title: Assistant Vice President

SUBSIDIARY GUARANTY

        THIS SUBSIDIARY GUARANTY (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of July 6, 2004, by ArvinMeritor OE, LLC, a Delaware limited liability company, Meritor Heavy Vehicle Systems, LLC, a Delaware limited liability company, Purolator Products Company, a Delaware corporation, and Purolator Products NA, Inc., a Delaware corporation (each an “Initial Guarantor”, and together with any additional subsidiaries which become parties to this Guaranty by executing a Supplement hereto in the form attached hereto as Annex I, the “Guarantors”), in favor of BNY Midwest Trust Company, as Trustee (the “Trustee”) under the Indentures (as defined below), for the benefit of the Holders of Securities heretofore issued thereunder (in each case, as defined in the Indentures). Each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Indentures.

WITNESSETH:

        WHEREAS, ArvinMeritor, Inc., an Indiana corporation (the “Company”), has entered into a Credit Agreement, dated as of July 6, 2004 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, ArvinMeritor Finance Ireland, a company organized under the laws of Ireland, and the other “Subsidiary Borrowers” from time to time parties thereto (together with the Company, the “Borrowers”), the financial institutions from time to time parties thereto as lenders (the “Credit Agreement Lenders”) , the Administrative Agent, JPMorgan Chase Bank and Citicorp North America, Inc., as Syndication Agents, and ABN AMRO Bank N.V., BNP Paribas and UBS Securities LLC, as Documentation Agents, which Credit Agreement provides, subject to the terms and conditions of the Credit Agreement, for extensions of credit and other financial accommodations by the Lenders to the Borrowers; and

        WHEREAS, it is a condition precedent to the extensions of credit by the Credit Agreement Lenders under the Credit Agreement that each of the Initial Guarantors execute and deliver a Guaranty (the “Credit Agreement Guaranty”), whereby each of the Initial Guarantors, without limitation and with full recourse, shall guarantee the payment when due of the “Obligations” (as such term is defined in the Credit Agreement); and

        WHEREAS, (i) on February 24, 1999, the Company issued $500,000,000 aggregate principal amount of its 6.80% Notes due February 15, 2009; on February 26, 2002, the Company issued $400,000,000 aggregate principal amount if its 8 ¾% Notes due March 1, 2012; and on July 1, 2002, the Company issued $200,000,000 aggregate principal amount of its 6 5/8% Notes due June 15, 2007, in each case under the Indenture dated as of April 1, 1998, between the Company (successor to Meritor Automotive, Inc.) and BNY Midwest Trust Company (successor to The Chase Manhattan Bank), as Trustee, as supplemented by a First Supplemental Indenture, dated as of July 7, 2000 (as so supplemented, the “Meritor Indenture”) and (ii) on March 23, 1998, the Company issued $100,000,000 aggregate principal amount if its 6 ¾% Notes due March 15, 2008; and on March 12, 1999, the Company issued $150,000,000 aggregate principal amount of its 7 1/8% Notes due March 15, 2009, in each case under the Indenture, dated as of July 3, 1990, between the Company (successor to Arvin Industries, Inc.) and BNY Midwest Trust Company (successor to Harris Trust and Savings Bank), as Trustee, as supplemented by a First Supplemental Indenture dated as of March 31, 1994 and a Second Supplemental Indenture dated as of July 7, 2000 (as so supplemented, the “Arvin Indenture” and, together with the Meritor Indenture, the “Indentures”) (such notes issued under the Indentures herein collectively referred to as the “Notes”), and the Notes are outstanding on the date hereof; and

        WHEREAS, the Company desires to provide a guaranty by the Initial Guarantors, on the same terms as the Credit Agreement Guaranty, for the benefit of the Holders of the Notes;

        NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        Section 1. Each of the Subsidiary Guarantors represents and warrants to each Holder of Notes:

      (a)      It is a corporation, partnership, limited liability company or other organization duly incorporated or organized, validly existing and in good standing (in jurisdictions where applicable) under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to be in good standing or authorized to conduct business would have a material adverse effect on (i) business, financial condition, operations, performance or properties of the Company and its subsidiaries taken as a whole, (ii) the ability of the Company to pay its obligations under the Indentures and the Notes, or (iii) the validity or enforceability of the Indentures or the Notes or the rights or remedies of the Trustee or the Holders thereunder (hereinafter, a “Material Adverse Effect”).

      (b)      It has the corporate or other power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance of its obligations hereunder have been duly authorized by proper corporate, partnership or limited liability company proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

      (c)      Neither the execution and delivery by it of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Subsidiary Guarantor or such Subsidiary Guarantor’s articles of incorporation or by-laws or comparable constitutive documents or the provisions of any indenture, instrument or agreement to which such Subsidiary Guarantor is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any lien (other than any lien permitted by the Indentures) in, of or on the property of such Subsidiary Guarantor pursuant to the terms of any such indenture, instrument or agreement, except for any such violation, conflict or default as would not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental authority, or any other third party, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Guaranty.

        Section 2. The Guaranty. Each of the Subsidiary Guarantors hereby unconditionally guarantees, jointly and severally with the other Subsidiary Guarantors, (i) the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the principal of (and premium, if any) and interest, if any, on the Notes in accordance with the terms of the Notes and of the Meritor Indenture or the Arvin Indenture, as applicable, and (ii) the punctual and faithful performance, keeping, observance, and fulfillment by the Company of all of the agreements, conditions, covenants, and obligations of the Company contained in the Indentures (all of the foregoing being referred to collectively as the “Guaranteed Obligations”). Upon failure by the Company to pay punctually any such amount or perform such obligation, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Indenture or the relevant Note, as the case may be. Each of the Subsidiary Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

        Section 3. Guaranty Unconditional. The obligations of each Subsidiary Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(ii) any modification or amendment of or supplement to the Indentures or Notes, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

(iii) any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Company, such Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, such Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Company, such Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations;

(iv) the existence of any claim, setoff or other rights which the Subsidiary Guarantors may have at any time against the Company, any other guarantor of any of the Guaranteed Obligations, the Trustee, any Holder of Notes or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(v) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the collateral, if any, securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Company, such Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Indentures, the Notes or any provision of applicable law or regulation purporting to prohibit the payment of any of the Guaranteed Obligations by the Company, such Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations;

(vi) the failure of the Trustee to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(vii) the election by, or on behalf of, any one or more of the Holders of Notes, in any proceeding instituted under Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(viii) any borrowing or grant of a security interest by the Company, such Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(ix) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Holders of Notes or the Trustee for repayment of all or any part of the Guaranteed Obligations;

(x) the failure of any other Subsidiary Guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof;

(xi) any other act or omission to act or delay of any kind by the Company, such Subsidiary Guarantor, any other guarantor of the Guaranteed Obligations, the Trustee, any Holder of Notes or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3, constitute a legal or equitable discharge of any Subsidiary Guarantor’s obligations hereunder; or

(xii) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations.

        Section 4. Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. Each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until the earlier to occur of (i) the date when all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash, or (ii) the date on which the Credit Agreement Guaranty shall have been terminated and/or released (herein, the “Termination Conditions”). Until one of the Termination Conditions is satisfied, all of the rights and remedies under this Guaranty shall survive. If at any time while this Guaranty is in effect any payment of the principal of (and premium, if any) and interest, if any, on any Notes or any other amount payable by the Company or any other party under the Indentures or any Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

        Section 5. General Waivers; Additional Waivers.

      (a)      General Waivers. Each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company, such Subsidiary Guarantor, any other guarantor of the Guaranteed Obligations or any other Person.

      (b)      Additional Waivers. Notwithstanding anything herein to the contrary, each of the Subsidiary Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:

(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii) (A) notice of acceptance hereof; (B) notice of the amount of the Guaranteed Obligations, subject, however, to each Subsidiary Guarantor’s right to make inquiry of the Trustee to ascertain the amount of the Guaranteed Obligations at any reasonable time; (C) notice of any adverse change in the financial condition of Company or of any other fact that might increase such Subsidiary Guarantor’s risk hereunder; (D) notice of presentment for payment, demand, protest, and notice thereof as to any Notes; (E) notice of any Event of Default; and (F) all other notices (except if such notice is specifically required to be given to such Subsidiary Guarantor hereunder) and demands to which each Subsidiary Guarantor might otherwise be entitled;

(iii) its right, if any, to require the Trustee and the Holders of Notes to institute suit against, or to exhaust any rights and remedies which the Trustee and the Holders of Notes now have or may hereafter have against, any other guarantor of the Guaranteed Obligations or any third party, or against any collateral provided by such other guarantors or any third party; and each Subsidiary Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of any other guarantor of the Guaranteed Obligations or by reason of the cessation from any cause whatsoever of the liability of any other guarantor of the Guaranteed Obligations in respect thereof;

(iv) (A) any rights to assert against the Trustee and the Holders of Notes any defense (legal or equitable), set-off, counterclaim, or claim which such Subsidiary Guarantor may now or at any time hereafter have against any other guarantor of the Guaranteed Obligations or any third party liable to the Trustee and the Holders of Notes; (B) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity or enforceability of the Guaranteed Obligations or any security therefor; (C) any defense such Subsidiary Guarantor has to performance hereunder, and any right such Subsidiary Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Trustee’s and the Holders of Notes’ rights or remedies against any other guarantor of the Guaranteed Obligations; (2) the alteration by the Trustee and the Holders of Notes of the Guaranteed Obligations; (3) any discharge of the obligations of any other guarantor of the Guaranteed Obligations to the Trustee and the Holders of Notes by operation of law as a result of the Trustee’s and the Holders of Notes’ intervention or omission; or (4) the acceptance by the Trustee and the Holders of Notes of anything in partial satisfaction of the Guaranteed Obligations; and (D) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Subsidiary Guarantor’s liability hereunder; and

(v) any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Trustee and the Holders of Notes; or (b) any election by the Trustee and the Holders of Notes under Section 1111(b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against the Subsidiary Guarantors.

        Section 6. Subrogation; Subordination of Intercompany Indebtedness.

      (a)      Subrogation. Until one of the Termination Conditions is satisfied, each Subsidiary Guarantor, (i) shall have no right of subrogation with respect to the Guaranteed Obligations and (ii) waives any right to enforce any remedy which the Holders of Notes or the Trustee now have or may hereafter have against the Company, any endorser or any other guarantor of all or any part of the Guaranteed Obligations or any other Person, and each Subsidiary Guarantor waives any benefit of, and any right to participate in, any security or collateral that may from time to time be given to the Holders of Notes and the Trustee to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Company to the Holders of Notes. Should any Subsidiary Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights prior to complete satisfaction of the Termination Conditions, each Subsidiary Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set-off that such Guarantor may have to prior satisfaction of the Termination Conditions, and (B) waives any and all defenses available to a surety, Subsidiary Guarantor or accommodation co-obligor until one of the Termination Conditions is satisfied. Each Subsidiary Guarantor acknowledges and agrees that this subordination is intended to benefit the Trustee and the Holders of Notes and shall not limit or otherwise affect such Subsidiary Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Trustee, the Holders of Notes and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 6(a).

      (b)      Subordination of Intercompany Indebtedness. Each Subsidiary Guarantor agrees that, until one of Termination Conditions is satisfied, all claims of such Subsidiary Guarantor against the Company, any other Subsidiary Guarantor or any other guarantor of all or any part of the Guaranteed Obligations (each as used in this Section 6(b), an “Obligor”), or against any of its properties, including, without limitation, claims arising from liens or security interests upon property with respect to any such claim owing to such Subsidiary Guarantor (“Intercompany Indebtedness”) held by such Subsidiary Guarantor, shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided, that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing such Subsidiary Guarantor may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from the related Obligor. Should any payment, distribution, security or instrument or proceeds thereof be received by such Subsidiary Guarantor upon or with respect to the Intercompany Indebtedness in contravention of this Section 6(b), prior to the satisfaction of all of the Termination Conditions, such Subsidiary Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Notes and shall forthwith deliver the same to the Trustee, for the benefit of the Holders of Notes, in precisely the form received (except for the endorsement or assignment of such Subsidiary Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Subsidiary Guarantor as the property of the Holders of Notes. If any Subsidiary Guarantor fails to make any such endorsement or assignment to the Trustee, the Trustee or any of its officers or employees are irrevocably authorized to make the same. Each Subsidiary Guarantor agrees that until the one of the Termination Conditions is satisfied, no Subsidiary Guarantor will assign or transfer to any Person any Intercompany Indebtedness.

        Section 7. Contribution with Respect to Guaranteed Obligations.

      (a)      To the extent that any Subsidiary Guarantor shall make a payment under this Guaranty (a “Subsidiary Guarantor Payment”) which, taking into account all other Subsidiary Guarantor Payments then previously or concurrently made by any other Subsidiary Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Subsidiary Guarantor if each Subsidiary Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Subsidiary Guarantor Payment in the same proportion as such Subsidiary Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Subsidiary Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Subsidiary Guarantors as determined immediately prior to the making of such Subsidiary Guarantor Payment, then, following the satisfaction of one of the Termination Conditions, such Subsidiary Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Subsidiary Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Subsidiary Guarantor Payment.

      (b)      As of any date of determination, the “Allocable Amount” of any Subsidiary Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Subsidiary Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

      (c)      This Section 7 is intended only to define the relative rights of the Subsidiary Guarantors, and nothing set forth in this Section 7 is intended to or shall impair the obligations of the Subsidiary Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

      (d)      The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Subsidiary Guarantor or Subsidiary Guarantors to which such contribution and indemnification is owing.

      (e)      The rights of the indemnifying Subsidiary Guarantors against other Subsidiary Guarantors under this Section 7 shall be exercisable upon the satisfaction of one of the Termination Conditions.

        Section 8. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under the Meritor Indenture, the Arvin Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company at any time while this Guaranty is in effect, all such amounts otherwise subject to acceleration under the terms of the Indentures or the Notes shall nonetheless be payable by each of the Subsidiary Guarantors hereunder forthwith on demand by the Trustee.

        Section 9. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in each Indenture, with respect to the Trustee at its notice address specified in Section 1.05 of the Meritor Indenture and Section 105 of the Arvin Indenture, and with respect to any Subsidiary Guarantor at the address set forth below or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Trustee in accordance with the provisions of such Sections of the Indentures.

Notice Address for Subsidiary Guarantors:

c/o ArvinMeritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186
Attention: Treasurer
Telephone No.: 248/435-0015
Facsimile No.: 248/435-2351

        Section 10. No Waivers. No failure or delay by the Trustee or any Holder of Notes in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Indentures and the Notes shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 11. Successors and Assigns. This Guaranty is for the benefit of the Trustee and the Holders of Notes and their respective successors and permitted assigns. In the event of an assignment of any amounts payable under the Indentures or the Notes in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Subsidiary Guarantors and their respective successors and assigns; provided, that no Subsidiary Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Holders of the Notes, and any such assignment in violation of this Section 11 shall be null and void.

        Section 12. Changes in Writing. Other than in connection with the addition of an additional Subsidiary Guarantor, which shall become a party hereto by executing a Supplement hereto in the form attached as Annex I, this Guaranty and any provision hereof may be changed, waived, discharged or terminated only in a writing signed by each of the Subsidiary Guarantors and the Trustee with the consent of the the Holders of not less than a majority of the aggregate principal amount of the Outstanding Notes (or each Holder of each Outstanding Note affected thereby if required pursuant to the terms of Section 9.02 of the Meritor Indenture or Section 902 of the Arvin Indenture).

        GOVERNING LAW. ANY DISPUTE BETWEEN ANY SUBSIDIARY GUARANTOR AND THE TRUSTEE OR ANY HOLDER OF NOTES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG SUCH SUBSIDIARY GUARANTOR, THE TRUSTEE AND THE HOLDERS OF NOTES IN CONNECTION WITH THIS GUARANTY, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE GOVERNING LAWS SPECIFIED IN SECTION 1.12 OF THE MERITOR INDENTURE AND SECTION 113 OF THE ARVIN INDENTURE.

        Section 13. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

        Section 14. Expenses of Enforcement, Etc. The Subsidiary Guarantors agree to reimburse the Trustee and the Holders of Notes for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of outside counsel and paralegals for the Trustee and the Holders of Notes), paid or incurred by the Trustee or any Holder of Notes in connection with the collection and enforcement of this Guaranty.

        Section 15. Setoff. At any time after the occurrence and during the continuance of an Event of Default, each Holder of Notes and the Trustee may, without notice to any Subsidiary Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guaranteed Obligations then due and payable (by acceleration or otherwise) (i) any indebtedness due or to become due from such Holder of Notes or the Trustee to any Subsidiary Guarantor, and (ii) any moneys, credits or other property belonging to any Subsidiary Guarantor, at any time held by or coming into the possession of such Holder of Notes or the Trustee.

        Section 16. Financial Information. Each Subsidiary Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Company, the other Subsidiary Guarantors and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Subsidiary Guarantor hereby agrees that none of the Holders of Notes or the Trustee shall have any duty to advise such Subsidiary Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Notes or the Trustee, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Subsidiary Guarantor, such Holder of Notes or the Trustee shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Notes or the Trustee, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential, (iii) to make any other or future disclosures of such information or any other information to such Subsidiary Guarantor or (iv) to provide any such information to any other Subsidiary Guarantor.

        Section 17. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

        Section 18. Merger. This Guaranty represents the final agreement of each of the Subsidiary Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Subsidiary Guarantor and any Holder of Notes or the Trustee.

        Section 19. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

        Section 20. Counterparts. This Guaranty may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Guaranty by signing any such counterpart.

        IN WITNESS WHEREOF, the Initial Guarantors have caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

ARVINMERITOR OE, LLC

By: /s/ Brian P. Casey
Name: Brian P. Casey
Title: Vice President and Treasurer

MERITOR HEAVY VEHICLE SYSTEMS, LLC

By: /s/ Brian P. Casey
Name: Brian P. Casey
Title: Vice President and Treasurer

PUROLATOR PRODUCTS NA, INC.

By: /s/ Brian P. Casey
Name: Brian P. Casey
Title: Vice President and Treasurer

PUROLATOR PRODUCTS COMPANY

By: /s/ Brian P. Casey
Name: Brian P. Casey
Title: Vice President and Treasurer

ANNEX I TO GUARANTY

        Reference is hereby made to the Guaranty (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of July 6, 2004, made by ArvinMeritor OE, LLC, a Delaware limited liability company, Meritor Heavy Vehicle Systems, LLC, a Delaware limited liability company, Purolator Products Company, a Delaware corporation, and Purolator Products NA, Inc., a Delaware corporation (each an “Initial Guarantor”, and together with any additional subsidiaries that become parties to the Guaranty by executing a Supplement thereto in the form attached thereto as Annex I, the “Subsidiary Guarantors”), in favor of BNY Midwest Trust Company, as Trustee, under the Indentures (as defined in the Guaranty) for the benefit of the Holders of Notes issued thereunder. Each capitalized term used herein and not defined herein shall have the meaning given to it in the Guaranty.

        By its execution below, the undersigned, [NAME OF NEW SUBSIDIARY GUARANTOR], a [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Subsidiary Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto.

        IN WITNESS WHEREOF, [NAME OF NEW SUBSIDIARY GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this __________ day of _________, ____.

[NAME OF NEW SUBSIDIARY GUARANTOR]

By: ___________________________
Name:
Title: